Exhibit 99.4(tt)

Amendment to

Sub-Advisory Agreement

THIS AMENDMENT is made as of February 29, 2024 and effective March 1, 2024 (the “Effective Date”), between UBS ASSET MANAGEMENT (AMERICAS) LLC (formerly known as UBS Asset Management (Americas) Inc. and UBS Global Asset Management (Americas) Inc.) (“UBS AM”), a Delaware limited liability company, and Brown Brothers Harriman & Co., through a separately identifiable department known as the BBH Mutual Fund Advisory Department (“Sub- Adviser”), a New York Limited Partnership.

WHEREAS, UBS AM and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of August 12, 2022, as may be amended from time to time (the “Agreement”);

WHEREAS, as of the Effective Date set forth above, UBS AM has converted from a Delaware corporation to a Delaware limited liability company pursuant to Delaware statute, and has changed its name to “UBS Asset Management (Americas) LLC”; and

WHEREAS, UBS AM and Sub-Adviser desire to amend the Agreement to reflect such conversion;

NOW THEREFORE, the Agreement is hereby amended as of the Effective Date as follows:

1.	All references to UBS Asset Management (Americas) Inc. are hereby revised to UBS Asset Management (Americas) LLC.

2.	All references to UBS AM as a Delaware Corporation are hereby revised to refer to UBS AM as a Delaware limited liability company.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	UBS Asset Management (Americas) LLC

/s/ Eric Sanders	/s/ Keith A. Weller
Name: Eric Sanders	Name: Keith A. Weller
Title: Director and Assoc. General Counsel	Title: Executive Director and Deputy General Counsel

Attest:	Brown Brothers Harriman & Co.

/s/ Sandra La Sala	/s/ Daniel Greifenkamp
Name: Sandra La Sala	Name: Daniel Greifenkamp
Title: Head of IM Governance	Title: President